EXHIBIT 99.7

TERMINATION AGREEMENT

B E T W E E N:

SAMUEL ASCULAI
of the City of Toronto
in the Province of Ontario

(hereinafter referred to as the “Employee”)

-   and   -

BIOSTRATEGIES CONSULTING GROUP INC.
a corporation incorporated pursuant to the
laws of the Province of Ontario

(hereinafter referred to as the “Consultant”)

-   and    -

ENHANCE SKIN PRODUCTS INC.
a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

made effective March 5, 2013 (the “Effective Date”)

WHEREAS the Corporation and Employee are parties to an Employment Agreement dated August 14, 2008 (the “Employment Agreement”);

AND WHEREAS the Corporation and Consultant are parties to a Consulting Agreement dated August 14, 2008 (the “Consulting Agreement”);

AND WHEREAS the Corporation intends to seek to restructure its debt in accordance with the restructuring plan approved by the Board of Directors of Enhance on February 13, 2013,

AND WHEREAS the Employee and Consultant are prepared to forgive certain of the debt owed to Employee and Consultant upon the terms and conditions set out herein;

AND WHERAS the Employee and Consultant are prepared to receive equity for the remainder of the debt owed to Employee and Consultant upon the Corporation completing restructuring at least at least seventy five percent (75%) of its outstanding debt substantially in accordance with the restructuring plan approved by the Board of Directors of Enhance on February 13, 2013 (“Completion of Restructuring”);

AND WHEREAS the parties hereto wish to confirm the terms and conditions relating to the termination of the Employment Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.
Effective on the Effective Date the Corporation terminates, and the Employee accepts the termination of, the Employment Agreement.  Effective on the Effective Date the Corporation terminates, and the Consultant accepts the termination of, the Consultant Agreement.

2.
The parties agree and acknowledge that as of May 31, 2012, the Corporation owes the Employee and the Consultant a aggregate of US$400,625 in unpaid fees for services under the Employment Agreement and the Consulting Agreement (the “Unpaid Fees”).

3.
Upon the Completion of Restructuring the Employee and the Consultant agree to forgive outright all of the Unpaid Fees (and any unpaid fees accrued between May 31, 2012 and the Effective Date), and for the avoidance of any doubt any Severance Payment and any Change of Control Payment that may be due under the Employment Agreement, except for an aggregate of $20,031.25 (the “Convertible Debt”).

4.
Upon the Company entering into cumulative fundraisings of at least $150,000, the Convertible Debt shall be converted into 5,327,460 common shares of the Corporation’s stock and the Corporation shall instruct its transfer agent to issue such shares in the name of Drasko Puseljic.

5.
In consideration of the execution and delivery of this Agreement by the Corporation and contingent upon the issuance by the Corporation to the Employee of those shares of common stock specified by the provisions of Paragraph 4 hereof, the Employee hereby irrevocably, unconditionally, and forever releases, acquits, and discharges the Corporation from any and all claims, charges, liabilities, injuries, obligations, losses, debts, demands, rights, actions and causes of action related to the Employment Agreement.

6.
In consideration of the execution of this Agreement by the Employee, the Corporation hereby irrevocably, unconditionally, and forever releases, acquits, and discharges the Employee from any and all claims, charges, liabilities, obligations, losses, debts, demands, rights, actions and causes of action related to the Employment Agreement.

7.
This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and the courts of the Province of Ontario shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.  The Employee and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed.

SIGNED, SEALED AND DELIVERED	)
)
)

Samuel Asculai

BIOSTRATEGIES CONSULTING GROUP INC.
Per: Samuel Asculai, President & CEO

ENHANCE SKIN PRODUCTS INC.
Per: Donald Nicholson, President & CEO